SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

__________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)
August 6, 2004 (August 4, 2004)

Commission File Number 01-10553

PLM EQUIPMENT GROWTH FUND II LIQUIDATING TRUST
(Exact name of registrant as specified in its charter)

California	94-3041013

(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

200 Nyala Farms Road
Westport CT	06880

(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (203)-341-0555

Item 2. Acquisition or Disposition of Assets

On August 4, 2004, PLM Equipment Growth Fund II Liquidating Trust (the “Trust”) along with PLM Equipment Growth Fund Liquidating Trust and PLM Equipment Growth Fund IV Liquidating Trust (collectively “the Trusts”) sold a portfolio of railcars for a total for approximately $8.8 million to Cypress Tankcar Leasing III (“Cypress”), an unaffiliated third party. The purchase and sale agreement also provided for a payment by Cypress of approximately $1.5 million in consideration of MILPI Holdings LLC, (“MILPI” or the “Guarantor”), the parent company of PLM Financial Services, Inc. (the “Trustee”), in consideration of MILPI delivering a Guarantee of certain obligations of the Trusts relating to the transaction.

The Trustee marketed this portfolio of railcars for sale over the last year which included supplying information to twelve different unaffiliated parties known to invest in rail equipment. Cypress’s original offer was for $10.5 million and included a requirement that MILPI guaranty certain obligations of the Trusts. The Trustee communicated to Cypress that as MILPI was not the owner of the equipment, it was not prepared to provide the guaranty, and it therefore requested Cypress to resubmit its offer. Cypress’ resubmitted offer for the railcars was $9.0 million (subject to certain adjustments). It also separately offered to pay MILPI $1.5 million for the guaranty (subject to certain adjustments). The resubmitted offer for the railcars owned by the Trusts was not conditioned upon MILPI accepting the offer for the guaranty. The Trustee received two other offers for the railcars, both of which were less than the Cypress offer of $9.0 million. Neither of the other offers required a guarantee from the Guarantor. After taking into consideration certain adjustments, the purchase price for the railcars was reduced from $9.0 million to approximately $8.8 million and the price for the Guaranty was reduced from $1.5 to approximately $1.47 million ($8.8 million together with $1.47 million equaling approximately $10.27 million, the “Aggregate Cash Consideration”).

Duff and Phelps, LLC, an investment banking and financial advisory firm, was engaged by the Trustee as its independent financial advisor and provided an opinion as to the fairness to the beneficial interest holders of the Trusts, from a financial point of view, of the Aggregate Cash Consideration including the allocation of the Aggregate Cash Consideration between the Trust on the one hand and the Guarantor on the other. Pursuant to the Allocation Agreement between the Trusts and the Guarantor, the Aggregate Cash Consideration shall be allocated as follows: (i) $9,371,856 to the Trusts, as the purchase price for the railcars; and (ii) $0.9 million MILPI, in consideration of its delivery of the guarantee. Accordingly, MILPI has reallocated approximately $0.6 million (the excess of the amount collected for providing the guaranty over the value of the guarantee) to the Trusts.

The allocation of the approximately $9.4 million consideration for the sale of the railcars among the Trusts was based on the Trustee’s estimate of the fair market value of the cars sold by each of the Trusts. The Trust received total consideration of approximately $2.2 million.

The Trust has now disposed of all of its equipment assets. The Trustee is collecting the Trust’s outstanding accounts receivables and paying the remaining liabilities. A final distribution will be made to the beneficiaries of the Trust once all accounts receivables are collected and all liabilities have been paid. This distribution is expected to occur prior to the end of 2004.

 Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.

(c)      Exhibits:

16.1 Railcar purchase and sale agreement dated as of August 4, 2004 by and between PLM Equipment Growth Fund Liquidating Trust, PLM Equipment Growth Fund II Liquidating Trust, and PLM Equipment Growth Fund IV as sellers and Cypress Tankcar Leasing III LLC, as purchaser.

16.2 Guarantee acknowledgement dated as of August 4, 2004 of MILPI Holdings LLC to Cypress Tankcar Leasing III LLC.

16.3 Allocation agreement dated as of August 4, 2004 between PLM Equipment Growth Fund Liquidating Trust, PLM Equipment Growth Fund II Liquidating Trust, PLM Equipment Growth Fund IV Liquidating Trust and MILPI Holdings LLC.

16.4 Opinion of Duff and Phelps LLC dated August 4, 2004

SIGNATURE

          Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

PLM EQUIPMENT GROWTH FUND II LIQUIDATING TRUST

Date: August 6, 2004	By:	/s/ Richard K Brock
Richard K Brock Chief Financial Officer